Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the registration statements on Form S-8 of Austin Gold Corp. (the “Company”) (File Nos. 333-268079 and 333-273046) and the Company’s registration statement on Form F-3 (File No. 333-272626) (together, the “Registration Statement”) of our report dated March 1, 2024, with respect to the consolidated financial statements of the Company and its subsidiary as of December 31, 2023 and December 31, 2022 and for the years ended December 31, 2023, 2022 and 2021, included in this Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2023 being filed with the U.S. Securities and Exchange Commission.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

March 27, 2024